Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2012 FIRST QUARTER RESULTS

•                  Sales of $400.1 million were 20.7% higher than last year (22.0% in constant currency) led by Commercial Aerospace (up 23.7% in constant currency).

•                  Net income up 50% to $39.6 million, $0.39 per diluted share, versus $26.4 million, $0.26 per diluted share last year ($0.25 per adjusted diluted share, see Table C).

•                  Adjusted operating income was $60.6 million, 15.1% of sales, as compared to $41.5 million, 12.5% of sales in 2011 (see Table C).

•                  FY 2012 adjusted diluted EPS guidance increased to a range of $1.45 to $1.55 (from $1.33 to $1.45) and sales increased to a range of $1.55 billion to $1.65 billion.

	Quarter Ended March 31,		%
(In millions, except per share data)	2012	2011	Change
Net Sales	$400.1	$331.6	20.7%
Net sales change in constant currency			22.0%
Operating Income	60.6	47.2	28%
Net Income	39.6	26.4	50%
Diluted net income per common share	$0.39	$0.26	50%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$60.6	$41.5	46%
As a % of sales	15.1%	12.5%
Adjusted Net Income (table C)	39.6	25.3	57%
Adjusted diluted net income per share	$0.39	$0.25	56%

STAMFORD, CT. April 23, 2012 — Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2012.  Net sales during the quarter were $400.1 million, 20.7% higher than the $331.6 million reported for the first quarter of 2011.  Operating income for the period was $60.6 million, compared to $47.2 million last year.  Net income for the first quarter of 2012 was $39.6 million, or $0.39 per diluted share, compared to $26.4 million or $0.26 per diluted share in 2011.   Excluding the impact of items in Table C, adjusted diluted net income for the first quarter of 2011 was $0.25 per share.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter for Hexcel, as solid execution combined with increased sales delivered excellent results.   For the quarter, our adjusted diluted EPS of $0.39 was 56% higher than last year, on a 22% increase in constant currency sales, as we achieved $400 million in sales.  We are also particularly pleased that our operating income exceeded 15% of net sales.  Revenues from the commercial aerospace market, now 60% of our total sales, grew 23% this quarter compared to the prior year.  We continue to focus on leveraging our additional sales to higher margins, even as we prudently add people and infrastructure to support current and anticipated future growth.”

Looking ahead, Mr. Berges said “2012 has gotten off to a very strong start.  Our capital expansion program continues on our accelerated schedule, as we add capacity to meet surging demand. Based on our current market outlook and first quarter results, we are increasing 2012 adjusted diluted EPS guidance to $1.45 - $1.55 (from $1.33 - $1.45).  We are also raising our sales guidance for the year to $1.55 billion - $1.65 billion (from $1.5 billion - $1.6 billion).”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $242.3 million increased 22.6% (23.7% in constant currency) for the quarter as compared to the first quarter of 2011.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 20% versus the same period last year and continue to comprise more than 25% of Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter were up over 20% compared to 2011, as we experience increasing demand related to line-rate increases.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased more than 15% for the first quarter compared to 2011, and were up modestly on a sequential basis.

Space & Defense

•                  Space & Defense sales of $84.9 million were 6.5% higher (7.5% in constant currency) than the first quarter of 2011.  Rotorcraft sales accounted for all of the growth, led by strong sales in Europe and Asia Pacific.

Industrial

•                  Total Industrial sales of $72.9 million for the first quarter of 2011 were 34.3% higher (37.3% in constant currency) than the first quarter of 2011.  Wind sales have now grown sequentially for the last five quarters and have reached our expected run rate for the balance of the year.

Operations

•                  Strong sales volume and the continued improvement in operating performance resulted in gross margin of 26.6% of net sales for the quarter, as compared to 25.0% in the first quarter of 2011.  Selling, general and administrative and Research and technology expenses in the first quarter of 2012 were 10.4% higher than the comparable 2011 period due to higher variable compensation expenses and the addition of infrastructure and related staffing to support our growth.

•                  Adjusted operating income in the 2012 first quarter was $60.6 million or 15.1% of sales as compared to $41.5 million or 12.5% of sales in 2011.  Foreign exchange rates contributed almost

50 basis points to the higher gross margin and operating income percentages in the first quarter of 2012 as compared to 2011.

Cash and other

•                  Free cash flow for the first quarter of 2012 was a use of $61 million versus a use of $19 million in 2011.  While seasonal effects typically cause cash usage in the first quarter, this period was further impacted by outlays for our capital expansion program as well as the working capital required for the $45 million sequential sales growth.  Cash used for capital expenditures was $83 million in the first quarter of 2012 as compared to $36 million in 2011.  We expect free cash flow to be a modest use in the second quarter followed by an offsetting source in the second half of 2012, so that it ends the year at around the same level as the first quarter usage.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•                  Total debt, net of cash as of March 31, 2012 was $260.6 million, an increase of $59.2 million from December 31, 2011.  As of March 31, 2012 we had $195 million in available borrowing capacity and cash on hand.

2012 Outlook

We have updated our 2012 outlook:

•                  Sales to be in the range of $1.55 to $1.65 billion; previously it was $1.5 to $1.6 billion.

•                  Adjusted diluted earnings per share to be in the range of $1.45 to $1.55; previously it was $1.33 to $1.45.

•                  Accrual basis capital expenditures remain in the range of $250 to $275 million.  We expect our capital spending to be funded by our cash from operating activities and our existing credit facilities.  We expect free cash flow for the year to be in the range of a use of $50 - $75 million.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 24, 2012 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (785) 830-1997 and the confirmation code is 5154822.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; the magnitude and timing of capital expenditures in relation to market demand; and the impact of the above factors on our expectations of 2012 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2012	2011
Net sales	$400.1	$331.6
Cost of sales	293.7	248.6

Gross margin	106.4	83.0
% Gross margin	26.6%	25.0%

Selling, general and administrative expenses	36.6	32.9
Research and technology expenses	9.2	8.6
Other operating (income) (a)	—	(5.7)

Operating income	60.6	47.2

Interest expense, net	3.0	4.2
Non-operating expense (b)	—	4.9

Income before income taxes and equity in earnings from affiliated companies	57.6	38.1
Provision for income taxes	18.4	12.2

Income before equity in earnings from affiliated companies	39.2	25.9
Equity in earnings from affiliated companies	0.4	0.5

Net income	$39.6	$26.4

Basic net income per common share:	$0.40	$0.27

Diluted net income per common share:	$0.39	$0.26

Weighted-average common shares:

Basic	99.8	98.2
Diluted	101.7	100.4

(a)          Other operating (income) for the quarter ended March 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense for the quarter ended March 31, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$48.7	$49.5
Accounts receivable, net	251.0	199.3
Inventories, net	232.0	215.7
Prepaid expenses and other current assets	53.1	59.8
Total current assets	584.8	524.3

Property, plant and equipment	1,271.6	1,223.5
Less accumulated depreciation	(511.3)	(501.4)
Property, plant and equipment, net	760.3	722.1

Goodwill and other intangible assets, net	57.7	57.4
Investments in affiliated companies	22.4	21.7
Deferred tax assets	26.1	33.0
Other assets	15.6	17.6
Total assets	$1,466.9	$1,376.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$14.5	$12.6
Accounts payable	119.2	141.7
Accrued liabilities	87.1	93.2
Total current liabilities	220.8	247.5

Long-term notes payable and capital lease obligations	294.8	238.3
Other non-current liabilities	87.0	88.1
Total liabilities	602.6	573.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 102.0 shares issued at March 31, 2012 and 101.0 shares issued at December 31, 2011	1.0	1.0
Additional paid-in capital	604.3	589.2
Retained earnings	323.5	283.9
Accumulated other comprehensive loss	(25.4)	(39.8)
	903.4	834.3
Less — Treasury stock, at cost, 2.5 shares at March 31, 2012 and 2.2 shares at December 31, 2011.	(39.1)	(32.1)
Total stockholders’ equity	864.3	802.2
Total liabilities and stockholders’ equity	$1,466.9	$1,376.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended
	March 31,
(In millions)	2012	2011

Cash flows from operating activities
Net income	$39.6	$26.4

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	14.0	14.1
Amortization of debt discount and deferred financing costs and call premium expense	0.5	5.4
Deferred income taxes	12.0	9.3
Equity in earnings from affiliated companies	(0.4)	(0.5)
Share-based compensation	7.5	6.4
Pension curtailment gain	—	(5.7)
Excess tax benefits on share-based compensation	(4.7)	(2.0)

Changes in assets and liabilities:
(Increase) in accounts receivable	(48.3)	(30.1)
(Increase) in inventories	(13.5)	(24.3)
Decrease (increase) in prepaid expenses and other current assets	2.6	(1.0)
Increase in accounts payable/accrued liabilities	17.7	24.7
Other — net	(4.8)	(5.8)
Net cash provided by operating activities (a)	22.2	16.9

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(82.9)	(35.9)
Net cash used in investing activities	(82.9)	(35.9)

Cash flows from financing activities
Borrowings (repayment) from senior secured credit facility	59.0	(35.0)
Borrowings (repayments) from credit line	0.7	(1.3)
Repayments of capital lease obligations and other debt, net	(0.2)	(0.1)
Repayment of senior secured credit facility — term loan	(1.2)	(1.2)
Borrowings from senior secured credit facility	—	135.0
Repayment of 6.75% senior subordinated notes	—	(150.0)
Call premium payment for 6.75% senior subordinated notes	—	(3.4)
Activity under stock plans	0.8	3.1
Net cash used in financing activities	59.1	(52.9)

Effect of exchange rate changes on cash and cash equivalents	0.8	5.3
Net (decrease) in cash and cash equivalents	(0.8)	(66.6)
Cash and cash equivalents at beginning of period	49.5	117.2
Cash and cash equivalents at end of period	$48.7	$50.6

Supplemental Data:
Free cash flow (a)+(b)	$(60.7)	$(19.0)
Accrual basis additions to property, plant and equipment	$44.7	$25.2

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended March 31, 2012 and 2011	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Market Segment
Commercial Aerospace	$242.3	$197.6	22.6	$(1.8)	$195.8	23.7
Space & Defense	84.9	79.7	6.5	(0.7)	79.0	7.5
Industrial	72.9	54.3	34.3	(1.2)	53.1	37.3
Consolidated Total	$400.1	$331.6	20.7	$(3.7)	$327.9	22.0

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	60.6	59.6	59.7
Space & Defense	21.2	24.0	24.1
Industrial	18.2	16.4	16.2
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2011 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2012 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)	Total
First Quarter 2012
Net sales to external customers	$316.2	$83.9	$—	$400.1
Intersegment sales	15.9	0.1	(16.0)	—
Total sales	332.1	84.0	(16.0)	400.1
Operating income (loss)	65.8	11.8	(17.0)	60.6
% Operating margin	19.8%	14.0%		15.1%

Depreciation and amortization	12.9	1.1	—	14.0
Stock-based compensation expense	2.1	0.4	5.0	7.5
Accrual based additions to capital expenditures	43.6	1.1	—	44.7

First Quarter 2011
Net sales to external customers	$256.3	$75.3	$—	$331.6
Intersegment sales	13.9	0.3	(14.2)	—
Total sales	270.2	75.6	(14.2)	331.6
Operating income (loss) (b)	49.8	12.5	(15.1)	47.2
% Operating margin	18.4%	16.5%		14.2%

Other operating income	5.7	—	—	5.7
Depreciation and amortization	12.9	1.1	0.1	14.1
Stock-based compensation expense	1.6	0.3	4.5	6.4
Accrual based additions to capital expenditures	24.3	0.9	—	25.2

(a)         We do not allocate corporate expenses to the operating segments.

(b)         In the quarter ended March 31, 2011 Composite Materials operating income includes a $5.7 million benefit from the curtailment of a pension plan.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended March 31,
(In millions)	2012	2011
GAAP operating income	$60.6	$47.2
- Other operating income (a)	—	(5.7)
Adjusted Operating Income	$60.6	$41.5
% of Net Sales	15.1%	12.5%
- Stock Compensation Expense	$7.5	$6.4
- Depreciation and Amortization	14.0	14.1
Adjusted EBITDA	$82.1	$62.0

	Unaudited
	Quarter Ended March 31,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$39.6	$0.39	$26.4	$0.26
- Other operating income (net of tax) (a)	—	—	(4.1)	(0.04)
- Other non-operating expense (net of tax) (b)	—	—	3.0	0.03
Adjusted net income	$39.6	$0.39	$25.3	$0.25

(a)         Other operating income for the quarter ended March 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense for the quarter ended March 31, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2012	2011

Basic net income per common share:
Net income	$39.6	$26.4
Weighted average common shares outstanding	99.8	98.2
Basic net income per common share	$0.40	$0.27

Diluted net income per common share:
Net income	$39.6	$26.4
Weighted average common shares outstanding — Basic	99.8	98.2

Plus incremental shares from assumed conversions:
Restricted stock units	0.7	0.8
Stock Options	1.2	1.4
Weighted average common shares outstanding—Dilutive	101.7	100.4
Diluted net income per common share	$0.39	$0.26

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table E

	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2012	2011	2011
Notes payable and current maturities of capital lease obligations	$14.5	$12.6	$11.4
Long-term notes payable and capital lease obligations	294.8	238.3	268.4
Total Debt	309.3	250.9	279.8
Less: Cash and cash equivalents	(48.7)	(49.5)	(50.6)
Total debt, net of cash	$260.6	$201.4	$229.2